Exhibit 5.1

July 1, 2019

Adaptive Biotechnologies Corporation

1551 Eastlake Avenue East, Suite 200

Seattle, Washington 98102

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to an aggregate of 34,873,080 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to awards granted or to be granted under the Sequenta, Inc. 2008 Stock Plan (the “Sequenta Plan”), the Adaptive Biotechnologies Corporation 2009 Equity Incentive Plan (the “2009 Plan”), the Adaptive Biotechnologies Corporation 2019 Equity Incentive Plan (the “2019 Plan”) and the Adaptive Biotechnologies Corporation 2019 Employee Stock Purchase Plan (the “ESPP” and collectively with the Sequenta Plan, the 2009 Plan, and the 2019 Plan, the “Plans”)

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Washington.

On the basis of the foregoing, we are of the opinion that, when the Shares are issued and paid for in accordance with the terms of the Plans, they will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)